UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 1, 2015

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On March 31, 2015, the maturity date for our issued and outstanding 12% Series A Secured Convertible Promissory Notes (“Series A Notes”) occurred, and we did not make any payment to these note holders of the principal and interest due thereunder.  This is an event of default under the terms and conditions of the Series A Notes, and the Agent for the Series A Note holders may exercise on behalf of such holders all rights and remedies available under the terms and conditions of the Series A Notes or applicable laws.  All obligations under the Series A Notes will bear interest at a default rate of 18% per annum until such time that they are paid in full.  The total principal amount outstanding on the Series A Notes is $8,117,598, exclusive of interest.  We are having ongoing discussions with the Agent regarding various possible solutions for the payment of this obligation.

Additionally, our default in payment of the Series A Notes triggered a cross-default provision in our 12% Series B Convertible Unsecured Promissory Notes (“Series B Notes”), and any holder of a Series B Note may declare any an all of the obligations under such note due and payable and/or exercise any other rights and remedies available to such holder under the terms and conditions of the Series B Notes.  All obligations under the Series B Notes will bear interest at a default rate of 16% per annum.  We did not make the interest payment due to Series B Note holders on March 31, 2015.  The total principal amount outstanding on the Series B Notes is $4,569,500, exclusive of interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: April 7, 2015	By: /s/ John Brda
John Brda
President and Chief Executive Officer